EXHIBIT 10-11
GANNETT CO., INC.
TRANSITIONAL COMPENSATION PLAN
Restated as of August 7, 2007

Amendment No. 3

Effective June 29, 2015, Gannett Co., Inc. hereby amends the Gannett Co., Inc. Transitional Compensation Plan, restated as of August 7, 2007 (the “Plan”), in the following respects:

1.	The following is inserted prior to Section 1:

Introduction and Effect of Spin-off
In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies. The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”). In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (“SpinCo”). The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Company”) and continues the digital/broadcast businesses.
Effective as of the Spin-off, this Plan shall be renamed as the “TEGNA Transitional Compensation Plan”.
In connection with the Spin-off, the Company entered into that certain Employee Matters Agreement by and between the Company and SpinCo dated

June 26, 2015 (the “Employee Matters Agreement”). Under the Employee Matters Agreement, SpinCo was required to establish its 2015 Transitional Compensation Plan for benefit of certain “SpinCo Group Employees” (as defined under the Employee Matters Agreement), some of whom were Participants in this Plan immediately before the Spin-off. Such Participants who are SpinCo Group Employees cease to participate in this Plan as of the Spin-off. No participant in the SpinCo 2015 Transitional Compensation Plan is entitled to any benefits under this Plan. The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder.
No benefits are payable under this Plan or under the SpinCo 2015 Transitional Compensation Plan as a consequence of the Spin-off. For any employee who is employed by SpinCo immediately after the Spin-off, the change in employment resulting from the Spin-off shall not be considered a “separation from service”, “retirement”, “cessation of employment”, “termination of employment”, or similar term.

Notwithstanding any other provision of this Plan, and for avoidance of doubt, the Spin-off shall not be considered a Change in Control hereunder and only a Change in Control of TEGNA Inc. and not of SpinCo shall be considered a Change in Control with respect to Participants hereunder.
2.Effective as of the Spin-off, all references to “Gannett Co., Inc.” or similar terms shall refer to TEGNA Inc. as appropriate.
3.Section 7(b)(vi)(B) is amended to replace the sentence in the first paragraph of such section that begins with “If Limited Payment applies” and the ordering rules thereunder with the following:
If Limited Payment applies, Payments shall be reduced in a manner that would not result in the Participant incurring an additional tax under Section 409A of the Code.  Accordingly, if Limited Payment applies, Payments not constituting nonqualified deferred compensation under Section 409A would be reduced first, in this order:

•
Performance-based awards in accordance with Sections 15.3 and 15.4 of the Company’s 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010 as subsequently amended) (or any successor plan) (the “Omnibus Plan”), but excluding Section 409A Awards (as defined in such Plan).

•	Non-performance, service-based awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan, but excluding Section 409A Awards (as defined in such Plan).

•	Awards of Options and SARs under the Omnibus Plan in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.
Then, if the foregoing reductions are insufficient, Payments constituting deferred compensation under Section 409A shall be reduced, in this order:

•	Performance-based Section 409A Awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

•	Payment of the severance amount under Section 7(b)(ii) hereof.

•	Payment of the pro rata bonus under Section 7(b)(i)(B) hereof.

•	Payment of the severance amount under Section 7(b)(v) hereof.

•	Non-performance, service-based Section 409A awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of June 26, 2015.

GANNETT CO., INC.

By: /s/ Todd A. Mayman
Name: Todd A. Mayman

Title:	Senior Vice President, General Counsel and Secretary